Exhibit 4.1

FORM OF STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Agreement”) is entered into on March 17, 2004 between Vimicro International Corporation (the “Company”), a company established and existing under the laws of the Cayman Islands, and                          (the “Optionee”).

WHEREAS, Vimicro Corporation (“Vimicro Beijing”), a company established and existing under the laws of the People’s Republic of China, previously committed to grant certain stock options (the “Option”) to the Optionee covering              shares of Vimicro Beijing’s common stock at an exercise price of            per share, and otherwise on terms and conditions mutually agreed upon by Vimicro Beijing and the Optionee;

WHEREAS, Vimicro Beijing has become a directly wholly-owned subsidiary of the Company through a corporate reorganization consummated on May 17, 2004 (the “Reorganization”);

WHEREAS, in connection with the Reorganization, the Company has assumed all the commitments of Vimicro Beijing to grant stock options;

WHEREAS, the Company and the Optionee desire to enter into this Agreement to memorialize, affirm and ratify the material terms of the Option agreed to be granted by Vimicro Beijing to the Optionee and now assumed by the Company.

NOW THEREFORE, the parties hereby agree, acknowledge and affirm that the terms of the Option are as follows:

1.	PRINCIPAL TERMS

Name of the Optionee:

Address of the Optionee:

Date of Grant:	2004.03.17

Vesting Commencement Date:

Total Number of Ordinary Shares Granted:	shares

Exercise Price per Ordinary Share:	per share

Term/Expiration Date:	2014.03.17

Exercise and Vesting Schedule:	The shares (the “Shares”) subject to this Option shall vest according to the following schedule:

20% of the Shares subject to the Option (rounded down to the next whole number of shares) shall vest on the first anniversary of the Vesting Commencement Date, and 10% of the shares vest monthly thereafter over the next four years so that all of the Shares subject to the Option shall vest on the fifth anniversary of the Vesting Commencement Date.

Termination Period:	This Option may be exercised for 30 days after the Optionee ceases to be an employee of the Company or any of its subsidiaries (the “Service Provider”), or such longer period as may be applicable upon the death or disability of the Optionee as provided herein, but in no event later than the Term/Expiration Date as provided above.

2.	OTHER TERMS AND AGREEMENTS

2.1	Exercise of Option. The Option is exercisable as follows:

(a)	Right to Exercise.

(i)	This Option shall be exercisable cumulatively according to the vesting schedule set out in this Agreement. For purposes of this Option Agreement, Shares subject to this Option shall vest based on the Optionee’s continued status as a Service Provider.

(ii)	This Option may not be exercised for a fraction of a Share.

(iii)	In the event of the Optionee’s death, disability or other termination of the Optionee’s status as a Service Provider, the exercisability of the Option is governed by Sections 2.6, 2.7 and 2.8 below.

(iv)	In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in Section 1 of this Agreement.

(b)	Method of Exercise. This Option shall be exercisable by delivery of the executed Exercise Notice (the “Exercise Notice”), in the form attached as Exhibit A, to the Company. This Option shall be deemed to be exercised upon receipt by the Company of such Exercise Notice, accompanied by the Exercise Price and payment of any applicable withholding tax.

No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

2.2	Optionee’s Representations. If the Shares purchasable pursuant to the exercise of this Option have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), at the time this Option is exercised, the Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her investment representations as required by the Company.

2.3	Lock-Up Period. The Optionee hereby agrees that if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

2.4	Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee, subject to the approval by the Company’s designated option administrator or the option administrative committee (the “Administrative Committee”):

(a)	cash,

(b)	check payable to the order of the Company,

(c)	promissory note,

(d)	other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised,

(e)	consideration received by the Company under a cashless exercise program implemented by the Company, or

(f)	any combination of the foregoing methods of payment.

In making its determination as to the type of consideration to accept, the Administrative Committee shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

2.5	Restrictions on Exercise. If the issuance of Shares upon such exercise or if the method of payment for such shares would constitute a violation of any applicable laws, then the Option may not be exercised. The Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation before allowing the Option to be exercised.

2.6	Termination of Relationship. If the Optionee ceases to be a Service Provider (other than by reason of the Optionee’s death or the total and permanent disability of the Optionee), the Optionee may exercise this Option during the Termination Period set out in Section 1 of this Agreement, to the extent the Option was vested at the date on which the Optionee ceases to be a Service Provider. To the extent that the Option is not vested at the date on which the Optionee ceases to be a Service Provider, or if the Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

2.7	Disability of the Optionee. If the Optionee ceases to be a Service Provider as a result of his or her total and permanent disability, the Optionee may exercise the Option to the extent the Option was vested at the date on which the Optionee ceases to be a Service Provider, but only within three months from such date (and in no event later than the expiration date of the term of this Option as set forth in Section 1 of this Agreement). To the extent that the Option is not vested at the date on which the Optionee ceases to be a Service Provider, or if the Optionee does not exercise such Option within the time specified herein, the Option shall terminate.

2.8	Death of the Optionee. If the Optionee ceases to be a Service Provider as a result of the death of the Optionee, the vested portion of the Option may be exercised at any time within three months following the date of death (and in no event later than the expiration date of the term of this Option as set forth in this Agreement) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. To the extent that the Option is not vested at the date of death, or if the Option is not exercised within the time specified herein, the Option shall terminate.

2.9	Non-Transferability of Option. This Option may not be transferred in any manner except by will or by the laws of descent or distribution. It may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

2.10	Term of Option. This Option may be exercised only within the term set out in Section 1 of this Agreement.

2.11	Restrictions on Shares. The Optionee hereby agrees that Shares purchased upon the exercise of the Option shall be subject to such terms and conditions as the Administrative Committee shall determine in its sole discretion, including, without limitation, restrictions on the transferability of Shares, the right of the Company to repurchase Shares, and a right of first refusal in favor of the Company with respect to permitted transfers of Shares. Such terms and conditions may, in the Administrative Committee’s sole discretion, be contained in the Exercise Notice with respect to the Option or in such other agreement as the Administrative Committee shall determine and which the Optionee hereby agrees to enter into at the request of the Company.

2.12	Governing Law. This Exercise Notice shall be construed and governed by the laws of New York, U.S.A.

2.13	Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by the Optionee or by the Company forthwith to the Administrative Committee which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrative Committee shall be final and binding on all parties.

2.14	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supercedes in their entirety all prior undertakings and agreements of the Company or any of its affiliates and the Optionee with respect to the subject matter hereof.

(Signature page to follow)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one document.

VIMICRO INTERNATIONAL
CORPORATION

By:
Name:
Title:	Director

THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR CONSULTANCY BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S EMPLOYMENT OR CONSULTANCY AT ANY TIME, WITH OR WITHOUT CAUSE.

The Optionee has reviewed this Option in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrative Committee upon any questions arising under this Option.

Dated:
OPTIONEE